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Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GFI GROUP INC.

        GFI Group, Inc. a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"), does hereby certify:

        1.     The name of the Corporation is GFI Group, Inc.

        2.     The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 7, 2001.

        3.     This Amended and Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of this Corporation by providing for the conversion of certain shares of Class A Common Stock into shares of Class B Common Stock upon the occurrence of certain events.

        4.     The Board of Directors of the Corporation, by unanimous written consent of the Board of Directors dated as of November 30, 2001, duly adopted resolutions setting forth the Amended and Restated Certificate of Incorporation herein contained declaring its advisability and directing that such Amended and Restated Certificate of Incorporation be submitted to the holders of the issued and outstanding shares of the Corporation's capital stock for approval in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Amended and Restated Certificate of Incorporation was duly adopted by written consent by the holders of a majority of the outstanding shares of Common Stock of the Corporation all in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

        5.     The text of the Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on August 7, 2001, is hereby amended and restated in its entirety to read as follows:

        FIRST:    The name of the Corporation is GFI Group Inc.

        SECOND:    The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, in the County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH:    The total authorized capital stock of the Corporation shall consist of (i) 100,000,000 shares of Class A Common Stock, $.01 par value (the "Class A Common Stock"); (ii) 300,000,000 shares of Class B Common Stock, $.01 par value (the "Class B Common Stock" and, collectively with the Class A Common Stock, the "Common Stock") and (iii) 75,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock"). Shares of the Preferred Stock may be issued at any time and from time to time in one or more series, and such series shall have such designations, powers, privileges, preferences and relative, participating, optional and other special rights, if any, and such qualifications, limitations or restrictions thereof, if any, as permitted by law and as the Board of Directors of the Corporation (the "Board") shall from time to time provide for and fix by resolution (or resolutions) duly adopted, including, without limitation, voting powers, if any (including multiple or fractional votes per share and with respect to the election of directors), dividend rights (including dividend preferences or limited or unlimited dividend participation), conversion rights, mandatory or optional redemption rights or restrictions, and preferences or limited or unlimited rights of participation in amounts to be paid upon the liquidation, dissolution or winding-up of the Corporation, and the Board is hereby authorized to provide for and fix, by resolution (or resolutions) thereof duly adopted from time to time, the powers, privileges, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock and to fix the designation and number of shares constituting any such series and, unless otherwise provided in the resolution (or resolutions) thereof providing for the issuance of a particular series, duly adopted by the Board from time to time, to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). Without any action on the part of the Corporation, its Board or its stockholders, upon consummation of the Corporation's underwritten initial public offering of shares of its capital stock for its own account ("IPO"), all outstanding shares of Class A Common Stock shall immediately be converted, on a share for share basis, into newly issued shares of Class B Common Stock. Furthermore, without any action on the part of the Corporation, its Board or its stockholders, upon consummation of a transaction pursuant to which shares of Class A Common Stock are sold, transferred, conveyed, or assigned, such shares of Class A Common Stock so sold, transferred, conveyed or assigned shall immediately be converted, on a share for share basis, into newly issued shares of Class B Common Stock and such conversion shall have been deemed to occur immediately prior to the consummation of such transaction.

        The powers, rights, qualifications, limitations and restrictions of the Common Stock shall be as follows:

        1.     Dividend, Voting, Liquidation and Other Rights.    Except as otherwise provided in this Certificate of Incorporation and as otherwise required by law, shares of Class A Common Stock and shares of Class B Common Stock shall have the same powers and rights, shall rank pari passu and share equally, on a share-for-share basis, in any dividends or other distributions (whether of cash or property in respect thereof) and shall be identical in all respects.

        2.     Common Stock Voting Rights.    The holders of record of shares of the Common Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 2 and as otherwise provided by law:

          (a)   Except as otherwise provided in this Section 2 with respect to the election of directors of the Corporation and as otherwise required by law, each share of Class A Common Stock and each share of Class B Common Stock shall have ascribed to it, and the holders thereof in respect of each such share shall be entitled to cast, one vote on all matters submitted to the stockholders of the Corporation, and such shares and the holders thereof shall vote together as a single class.

          (b)   The holders of Class A Common Stock, voting separately as a class, shall have the right at all times to elect such number of directors as shall equal not less than 60% (rounded upward to the next "whole" director) of the directors then constituting the entire Board of the Corporation (individually, a "Class A Director" and, collectively, the "Class A Directors") at each meeting of stockholders (or pursuant to action by written consent as provided in Article TWELFTH hereof). Only a Class A Director or a holder of record of Class A Common Stock shall be entitled to nominate the persons to be elected Class A Directors and a Class A Director shall be removed and replaced and their vacancies filled only by the affirmative vote of the holders of a majority of the Class A Common Stock.

          (c)   The holders of Class B Common Stock, voting separately as a class, shall have the right to elect two directors of the Corporation (individually, a "Class B Director" and, collectively, the "Class B Directors") at each meeting of stockholders (or pursuant to action by written consent as provided in Article TWELFTH hereof). Only a Class B Director or a holder of record of Class B Common Stock shall be entitled to nominate the persons to be elected Class B Directors and a Class B Director shall be removed and replaced and their vacancies filled only by the affirmative vote of the holders of a majority of the Class B Common Stock.

        3.     Preferred Stock Voting Rights.    The holders of any series of Preferred Stock, to the extent set forth in the Certificate of Designations in respect of such series, voting separately as a class, shall have the right to elect directors of the Corporation (each, a "Preferred Stock Director" and, collectively, the "Preferred Stock Directors") at each meeting of stockholders (or pursuant to action by written consent as provided in Article TWELFTH hereof). Only a Preferred Stock Director or a holder of record of Preferred Stock entitled, pursuant to any Certificate of Designations, to nominate and elect Preferred Stock Directors, shall nominate and elect Preferred Stock Directors and Preferred Stock Directors shall be removed and replaced and their vacancies filled only by the affirmative vote of the holders of a majority of the applicable series of Preferred Stock, who, pursuant to the Certificate of Designations in respect of such series, is entitled to nominate and elect such Preferred Stock Directors.

        4.     Quorum.    At any meeting held (or taken) for the purpose of electing directors at which the holders of Class A Common Stock, Class B Common Stock or any series of Preferred Stock, as the case may be, shall have the right to elect directors, the presence in person or by proxy of the holders of a majority of the then outstanding shares of Class A Common Stock, Class B Common Stock or series of Preferred Stock, as the case may be, shall be required and be sufficient to constitute a quorum of such class or series for the purpose of taking action to elect directors by such class or series. At any such meeting or adjournment thereof (i) the absence of a quorum of the holders of Class A Common Stock, Class B Common Stock or series of Preferred Stock, as the case may be, having the right specified in the preceding sentence, shall not prevent any stockholder of the Corporation from electing directors other than those directors electable only by the holders of such class or series, and the absence of a quorum of the holders of capital stock entitled to elect such other directors shall not prevent the election of the Corporation's directors to be elected by the holders of Class A Common Stock, Class B Common Stock, or series of Preferred Stock, as the case may be, having such right, provided that a quorum of such class or series is present, and (ii) in the absence of a quorum of the holders of any class or series of stock entitled to vote for the election of directors, the holders of a majority of the shares of such class or series which are present in person or by proxy shall have the power to adjourn the meeting for the election of directors whom the holders of such class or series are entitled to elect, from time to time, without notice (except as required by law), other than announcement at the meeting until a quorum shall be present.

        5.     Dividends.

          (a)   Subject to the rights of the holders of any class of common stock or series of preferred stock (whether now existing or hereafter created) ranking senior to the Class A Common Stock and Class B Common Stock with respect to dividends, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive dividends, when, as and if declared by the Board out of funds legally available therefor after taking into account any permitted revaluations of the assets of the Corporation.

          (b)   Whenever the Board shall declare a dividend of any kind in respect of shares of either Class A Common Stock or Class B Common Stock, the Board concurrently therewith shall declare dividends in an equal and ratable amount per share in respect of the then outstanding shares of Class B Common Stock or Class A Common Stock, respectively; provided, however, that whenever dividends payable in shares of Common Stock shall be declared on shares of Class A Common Stock and Class B Common Stock, such dividends shall be declared and paid in shares of the same class as the shares in identical respect of which such dividends are declared and paid.

          (c)   No dividends shall be paid on the Class A Common Stock, Class B Common Stock or any series of Preferred Stock if such payment would contravene, result in a default (or an event which, with notice, lapse of time, or both, would constitute a default) or otherwise violate the terms of any outstanding indebtedness of the Corporation.

        FIFTH:    In addition to the approval of the Board and any vote that the holders of Preferred Stock, Class A Common Stock and Class B Common Stock have pursuant to this Certificate of Incorporation, any Certificate of Designations and pursuant to applicable law, until the first to occur of (i) consummation of the Corporation's IPO or (ii) the repayment in full of the Class A Common Stock Loans, without the affirmative vote or consent in writing by the holders of a majority of the outstanding shares of Class A Common Stock at any regular or special meeting of such holders duly noticed and convened, the Corporation shall not:

          (i)    amend, restate, alter, modify, change or repeal, whether in whole or in part, any provision of this Certificate of Incorporation, any Certificate of Designations relating to preferred stock of this Corporation, or the By-laws of this Corporation;

          (ii)   directly or indirectly sell, lease, transfer, convey or assign (whether in a single transaction or series of related transactions) all or substantially all of the Corporation's assets (measured for this purpose on a consolidated basis);

          (iii)  merge or consolidate with another person or entity (irrespective of which person or entity is the surviving or resulting person or entity);

          (iv)  file any voluntary or consent to any involuntary petition for relief under title 11 of the United States Code or any successor statute or under any reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law (each, a "Bankruptcy Law") with respect to the Corporation or any of its material subsidiaries;

          (v)   file or consent to any plan of reorganization under a Bankruptcy Law with respect to the Corporation or any of its material subsidiaries; or

          (vi)  appoint or consent to, or the acquiescence of, the appointment of a receiver, conservator, trustee or other similar official charged with the administration, control, management, operation, liquidation, dissolution or valuation of the Corporation, or any of the Corporation's material subsidiaries, or any of their respective businesses or assets.

        Without limiting the generality of any of the foregoing set forth in this Article FIFTH, all transactions involving the Corporation of the type referred in paragraph (a) of Rule 145 under the Securities Act of 1933, as amended, and all transactions involving the Corporation constituting a change-in-control within the meaning of Rule 14(f) under the Securities Exchange Act of 1934, as amended, in addition to any authorization by the Board as required by this Certificate of Incorporation and by law, shall require the affirmative vote of the holders of a majority of the shares of Class A Common Stock at the time outstanding.

        For purposes of this Certificate of Incorporation, the "Class A Common Stock Loan" means any loan, advance, collateral security, credit enhancement or other financing provided to the Corporation or any of its subsidiaries by any holder of Class A Common Stock which constitutes or is in respect of any indebtedness of the Corporation for borrowed money (however incurred, suffered to exist or assumed).

        SIXTH:    The entire Board shall initially consist of 2 members and thereafter shall consist of not less than 10 nor more than 14 members, as determined from time to time by the Board. Unless otherwise specified in this Certificate of Incorporation, all Board actions shall require the affirmative vote of a majority of the entire Board. Except as provided in this Article SIXTH, the size and composition of the Board may only be changed by an amendment to this Certificate of Incorporation pursuant to and in accordance with the terms hereof and applicable law.

        SEVENTH:    If there occurs and exists any vacancy on the Board resulting from the death, resignation, removal or disqualification of any one or more (but less than all) of the Class A Directors, Class B Directors, or Preferred Stock Directors, as the case may be, then in the case of (i) any such vacancy existing with respect to the Class A Directors, only the holders of a majority of the outstanding

Class A Common Stock shall have the right to fill such vacancy; (ii) any vacancy existing with respect to the Class B Director, only the holders of a majority of the outstanding Class B Common Stock shall have the right to fill such vacancy; and (iii) any vacancy existing with respect to the Preferred Stock Directors, only the holders of that series of Preferred Stock, pursuant to the Certificate of Designation for such series, shall have the right to fill such vacancy; provided, however, that if a vacancy with respect to a Class B Director or a vacancy with respect to a Preferred Stock Director is not filled within 45 days from the occurrence of the vacancy, then such vacancies shall be filled by, in the case of a Class B Director vacancy, the remaining Class B Director and, to the extent a Class B Director is not then a member of the Board, by a majority vote of the remainder of the Board and, in the case of a Preferred Stock Director vacancy, the remaining Preferred Stock Director and, to the extent a Preferred Stock Director is not then a member of the Board, by a majority vote of the remainder of the Board.

        EIGHTH:    The Board, by resolution adopted by a majority of the entire Board, may designate one or more committees, each committee to consist of one or more directors of the Corporation. A majority of the entire Board further may designate one or more directors as alternate members of any said committee, to replace and act in lieu and stead of any absent or disqualified member at any meeting(s) of the committee, and in the absence or disqualification of a member of a committee, the member (or members) thereof present at any meeting and not disqualified from voting whether or not he, she or they constitute a quorum, unanimously may appoint another member of the Board to act at the meeting in lieu and stead of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise the powers and authority of the Board in the management of the business and affairs of the Corporation with the exception of any authority the delegation of which is prohibited by Section 141 of the General Corporation Law of the State of Delaware, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

        In addition to any other committees which may be established by a majority of the Board, the Board shall establish and maintain an audit committee and a compensation committee, each of which shall be comprised of not less nor more than two Class A Directors and not less nor more than two other directors.

        The Chairman of the Board shall be the Chief Executive Officer of the Corporation. The Chairman and Chief Executive Officer of the Corporation may only be removed for "cause" and then, only upon the vote of those directors representing 75% percent of the entire Board; provided that as a condition to such removal, the Corporation first shall give the Chairman and Chief Executive Officer notice of its intent to effect such removal, the Chairman and Chief Executive Officer was afforded a 60 day opportunity to cure the event establishing such "cause" (to the extent applicable), and the Chairman and Chief Executive Officer shall have failed to effect such cure. For purposes of the foregoing, "cause" shall mean any of the following events: (i) embezzlement or any other offense committed by or at the direction of the Chairman and Chief Executive Officer, involving misappropriation of money or other property of the Corporation; (ii) the Chairman and Chief Executive Officer's continued and repeated refusal to perform express directives of the Board, which directives are consistent with the scope and nature of the Chairman and Chief Executive Officer's duties and responsibilities to the Corporation; or (iii) the Chairman and Chief Executive Officer's conviction or plea of nolo contendere of a felony or crime involving moral turpitude.

        NINTH:    To the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, the Corporation shall indemnify and advance expenses to all persons whom it may indemnify pursuant thereto. No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (i) shall have breached his or her duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article NINTH nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article NINTH shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        TENTH:    Only the affirmative vote of a majority of the entire Board shall be effective to make, alter, amend, change, add to and/or repeal any provision contained in the By-laws of the Corporation.

        ELEVENTH:    Pursuant to the provisions of Section 203(b)(1) of the General Corporation Law of the State of Delaware, the Corporation hereby expressly elects not to be governed by or subject to the provisions of said Section 203.

        TWELFTH:    (a) Any stockholder action required by this Certificate of Incorporation or pursuant to applicable law to be taken at an annual or special meeting of the Corporation's stockholders, or any action which may be taken at any annual or special meeting of the Corporation's stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken shall be signed by the holders of outstanding stock of the class or series of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented thereto in writing.

        (b)   Any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or such committee.

        THIRTEENTH:    Subject to Article FIFTH hereof, the Corporation reserves the right to alter, amend, change add to and/or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law.

        IN WITNESS WHEREOF, I have hereunto set my hand this 21st day of November, 2001 and affirm that the foregoing certificate is my act and deed and that the facts stated herein are true.

/s/ Michael Gooch

Name:	Michael Gooch
Title:	Chairman and Chief Executive Officer

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF GFI GROUP INC.